Exhibit 99(a)
                          PRESS RELEASE

FOR IMMEDIATE RELEASE
MONDAY
JUNE 23, 1997

CONTACT PERSON:         STACY DUCKETT, VICE PRESIDENT
                        CORPORATE COMMUNICATIONS





                        (501) 688-8229

           MIXED DOUBLE AND ISLAND FANTASY PROMOTIONS
                    HIGHLIGHT SUMMER AT TCBY

Two new promotions will reinforce each other this summer at as many as 1300 participating "TCBY" Treats(Registered) shops. The Island Fantasy Sweepstakes and the Mixed Double product promotions kick off simultaneously on June 29.

The Island Fantasy Sweepstakes will send one TCBY customer and nine friends to an all-expense paid resort vacation on a private Caribbean island. One phone call to a toll-free registration number distributed at "TCBY" Treats(Registered) shops will automatically enter each caller in the
Sweepstakes. The promotion is the brand's first national sweepstakes promotion to be supported by national media. In-store displays will be supplemented by national radio and print, as well as with local media. Promotion partners include AT&T True Rewards, MoviePhone, Cineplex Odeon movie theaters, and the E Entertainment and Fit TV cable networks.

"We wanted  to give  people a  new reason  to visit  a  TCBY
Treats shop. The Island Fantasy promotion clearly takes the classic vacation sweepstakes to the next level," said Tony
Passarello, Senior Vice President of Marketing.

The Mixed Double is a swirl and two soft serve frozen yogurt or sorbet flavors with two scoops of topping, served in a tall parfait glass. The product will be offered for a limited time only through July, and will be locally value-priced. The promotion will be supported with in-store P.O.P. and local media.

"The Mixed Double is our way of thanking long time customers with a great value on an old favorite just as summer weather
heats up,"  said Passarello.   "The Mixed  Double is  a new
twist on  our popular  soft-serve frozen  yogurt and  sorbet
cups with  toppings.   It  was immensely  successful  during
store testing."

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft-serve frozen yogurt, soft-serve sorbet, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered) brands.

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